Exhibit 3.2
                         THE COMPANIES ACTS 1985 TO 1989




                        PUBLIC COMPANY LIMITED BY SHARES





                             ARTICLES OF ASSOCIATION

                                       of

                 SOUTHERN INVESTMENTS UK PUBLIC LIMITED COMPANY





                                   PRELIMINARY


1. In these Articles "the Act" means the Companies Acts 1985 to 1989 (as amended or re-enacted at the date hereof and "Table A" means Table A as prescribed in the Companies (Tables A to F) Regulations 1985 (as amended at the date hereof).

2. The regulations contained in Table A, save as excluded or varied by or inconsistent with these Articles shall apply to the Company and together with these Articles shall constitute the regulations of the Company.


                                  SHARE CAPITAL

3. The Company is a public company (within the meaning of the Act).

4. The authorized share capital of the Company at the date of adoption of these Articles is f50,000 divided into 50,000 Ordinary Shares of f1 each.*





* The authorized share capital was increased on 4.10.95 by E500,350,587 to E500,400,587 divided into 500,400,587 ordinary shares of f1 each.


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5.       The Directors are generally and unconditionally authorized during the period of five years from the date of adoption of these Articles to offer, allot, grant options over or otherwise dispose of relevant securities (as defined in Section 80(2) of the Act) of the Company up to the maximum nominal amount of the authorized but unissued share capital of the Company at the date of these Articles to such persons at such times and on such terms and conditions as they think fit and to make any offer or agreement of the kind referred to in Section 80(7) of the Act provided that no shares shall be issued at a discount. Section 89(1) of the Act shall not apply to the Company.

6. Subject to and in accordance with the provisions of the Act and otherwise on such terms as the Company may by special resolution determine:

         (a) any share in the capital of the Company may be issued on terms that it is to be, or at the option of the Company or the holder thereof is liable to be, redeemed;

         (b)      the Company may purchase any of its own shares
                  (including any redeemable shares);

         and the Directors shall be empowered respectively to redeem or purchase any such shares on such terms as the Company may by special resolution determine.

7. The Company shall have a first and paramount lien on every share (whether or not it is a fully paid share) for all monies (whether presently payable or not) called or payable at a fixed time in respect of that share and the Company shall also have a first and paramount lien on all shares (whether or not they are fully paid shares) standing registered in the name of any person indebted or under liability to the Company for all monies presently payable by him or his estate to the Company, whether he shall be the sole registered holder thereof or shall be one of two or more joint holders, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company's lien, if any, on a share shall extend to all dividends payable thereon. Regulation 8 of Table A shall not apply to the Company.

8.1 No instrument of transfer of a share need be executed by or on behalf of the transferee and Regulation 23 of Table A shall be modified accordingly.

8.2 The Directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of any share, whether or not it is a fully paid

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         share.  Regulation 24 of Table A shall not apply to the
         Company.

                                GENERAL MEETINGS

9. Regulation 37 of Table A shall be amended by the substitution of the word "six" for the word "eight".

10. At the end of the first sentence of Regulation 40 of Table A the following words shall be added "at the time when the meeting proceeds to business". Regulation 41 of Table A shall be amended by deleting the words "or if during a meeting such a quorum ceases to be present" and by adding at the end the words "and if at the adjourned meeting a quorum is not present within fifteen minutes from the time appointed for the meeting, the Member or Members present shall be a quorum.

                                    DIRECTORS

11. Unless and until the Company in General Meeting shall otherwise determine, the number of Directors shall be not less than two.

12. Any Director who by request performs special services or goes or resides abroad for any purposes of the Company may receive such remuneration (in addition to that otherwise provided for) by way of salary, commission, percentage of profits or otherwise as the Directors may determine.

13. The Directors are authorized to sanction the exercise of the power conferred on the Company by Section 719(1) of the Act and to exercise that power.

14. The words "approved by resolution of the directors and" shall be deleted from Regulation 65 of Table A.

15. In Regulation 70 of Table A the words "ordinary resolution" shall be substituted for the words "special resolution".

16. The words "or such person or persons as the Directors may think fit" shall be added at the end of the first sentence of Regulation 72 of Table A.

17. At any time and from time to time the holder or holders of a majority in nominal value of such part of the issued share capital of the Company as confers the right for the time being to attend and vote at General Meetings of the Company may by memorandum in writing signed by or on behalf of him or them and left at or sent to the registered office of the Company appoint any person to be a Director or remove a Director from office.

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17.2     The Directors shall have power at any time and from time to time to appoint any person to be a Director either to fill a casual vacancy or as an addition to the existing Directors. Any Director so appointed shall (subject to the other provisions of these Articles) hold office until he is removed pursuant to this Article.

17.3 Regulations 73 to 80 (inclusive) of Table A shall not apply to the Company.

18.      Regulation 81 of Table A shall be amended as follows:

         (a) the words "he is, or may be, in the opinion of the other Directors, of unsound mind or suffering from mental disorder" shall be substituted for paragraph (c).


                               EXECUTIVE DIRECTORS

19. The Directors may from time to time appoint one or more of their body to executive office (including but without limitation that of Managing Director, Manager or any other salaried office) for such period and on such terms as they shall think fit, and subject to the terms of any agreement entered into in any particular case, may revoke such appointment. The appointment of a Director so appointed shall (subject to the terms of any such agreement as aforesaid) be automatically determined ipso facto if he cease from any cause to be a Director. A Managing Director, Manager or other executive officer as aforesaid shall receive such remuneration, (by way of salary, commission, participation In profits or otherwise howsoever) as the Directors may determine. Regulation 84 of Table A shall not apply to the Company.


                             GRATUITIES AND PENSIONS

20. The Directors may provide benefits whether by payment of gratuities or pensions or by insurance or otherwise, to or to any person in respect of any Director or employee or former Director or employee who may hold or may have held any executive or other office or employment under the Company or any body corporate which is or has been a subsidiary or holding company of the Company or any other subsidiary of a holding company of the Company or a predecessor in business of the Company or of any such other company and for the purpose of providing any such benefits may contribute to any scheme or fund and may make payments towards insurances or trusts for the purchase or provision

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         of any such benefit in respect of such persons.  Regulation
         87 of Table A shall not apply to the Company.


                            PROCEEDINGS OF DIRECTORS

21.1 Any Director for the time being absent from the United Kingdom may supply to the Company an address and/or telex or facsimile transmission number whether or not within the United Kingdom to which notices of meetings of the Directors may be sent and shall then be entitled to receive at such address or number notice of such meetings. Regulation 88 of Table A shall be modified accordingly.

21.2 A meeting of the Directors may be validly held notwithstanding that all of the Directors are not present at the same place and at the same time provided that:

         (a) a quorum of the Directors at the time of the meeting are in direct communication with each other whether by way of telephone, audio-visual link or other form of telecommunication, and

         (b) a quorum of the Directors entitled to attend a meeting of the Directors agree to the holding of the meeting in the manner described herein.


                              DIRECTORS' INTERESTS

22. A Director may vote in regard to any contract or arrangement in which he is interested or upon any matter arising thereout and if he shall so vote his vote shall be counted and he shall be reckoned in ascertaining whether there is present a quorum at any meeting at which any such contract or arrangement is considered. A Director may act by himself or his firm in any professional capacity for the Company and he or his firm may be entitled to remuneration for professional services as if he were not a Director, provided that nothing herein contained shall authorize a Director or his firm to act as auditor to the Company. Regulations 94 to 98 (inclusive) of Table A shall not apply to the Company.


                                    DIVIDENDS

23. If the share capital of the Company is divided into different classes the Directors may pay interim dividends on shares carrying deferred or non-preferred rights notwithstanding that at the time of payment any preferential dividend is in arrear and Regulation 103 of Table A shall be modified accordingly.

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                                      SEAL

24.1 The Company may have for use in any territory, district or place elsewhere than in the United Kingdom an official seal which shall in all respects comply with the requirements of Section 39(1) of the Act. References in these Articles and Table A to the seal of the Company shall include references to such official seal and any official seal adopted by the Company under Section 40 of the Act.

24.2 At the end of Regulation 101 of Table A shall be added the words:

         "(a) Any instrument signed by one Director and the Secretary or by two Directors and expressed to be executed by the Company shall have the same effect as if executed under the Seal.

         (b) No instrument shall be signed pursuant to Regulation 101(a) which makes it clear on its face that it is intended by the person or persons making it to have effect as a deed without the authority of the Directors or of a committee authorized by the Directors in that behalf".


                                     NOTICES

25.1 Notice of every General Meeting of the Company shall be given by letter telex or facsimile transmission and shall be given to every Member of the Company, subject in the case of members whose registered addresses are outside the United Kingdom to their having given the Company an address telex or facsimile number accordingly. Regulation 112 of Table A shall be modified accordingly.

25.2 There shall be substituted for the last sentence of Regulation 115 of Table A, the words "A notice shall be deemed to be given, if posted by prepaid first-class mall, when the envelope containing the same is posted, if posted by any other class of pre-paid mail, at the expiration of 48 hours from such time and if sent by telex or facsimile transmission, when despatched."


                                BORROWING POWERS


26. The directors may exercise all the powers of the Company to borrow or raise money, and to mortgage or charge its undertaking, property and uncalled capital, or any part

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         thereof, and, subject to the provisions of the Act, to issue debentures, debenture stock, and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party (including any member).


                               INDEMNITY INSURANCE


27. Without prejudice to the provisions of Regulation 118 of Table A the Directors shall have power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors, officers, or employees or auditors of the Company, or of any other company which is its holding company or parent undertaking or in which the Company or such holding company or parent undertaking or any of the predecessors of the Company or of such holding company or parent under-taking has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or of any such other company, or who are or were at any time trustees of any pension fund in which any employees of the Company or of any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund. For the purposes of this Regulation "holding company" "parent undertaking" and "subsidiary undertaking" shall have the same meanings as in the Companies Acts 1985 to 1989.







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Names and Addresses
description of
subscribers of the
memorandum of association







Judith Wilson
For and on behalf of
Gray's Inn Nominees Limited,
Five Chancery Lane,
London EC4A IBU





Judith Wilson For and on behalf of DH&B Nominees Limited, DH&B Chancery Lane London EC4A IBU










Dated 23rd June 1995

Witness to the above signatures,

Christine Holloway
5 Chancery Lane
London
EC4A IBU

























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